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                                                                   EXHIBIT 10(l)

                    Summary of Special Incentive Arrangement



A Special Incentive Arrangement ("SIA") was established for Mitchell Vernick but has not been set forth in a formal plan document. Under the SIA, Mr. Vernick is eligible to receive the following incentive payments, one payment of $75,000 in 1992, two payments of $25,000 each in 1993, and one payment of $50,000 in each of 1994 and 1995. The payout of each incentive payment is contingent upon (i) the achievement of a specified target as to future value or earnings before interest and taxes, for a designated investment or business unit and (ii) Mr. Vernick remaining an employee of the Company until the payment is earned. The SIA is subject to termination at any time by the Chairman of the Company.